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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                              WATTAGE MONITOR INC.

                          * * * * * * * * * * * * * * *

                  FIRST. The name of the Corporation is Wattage Monitor Inc.

                  SECOND. The address of the Corporation's registered office in the State of Nevada is Corporation Trust Company, City of Reno, County of Washoe. The name of its registered agent at such address is Corporation Trust Company.

                  THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

                  FOURTH.  Authorized Shares.

                  1. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares with par value $.01 per share shall be designated "Common Shares," and 5,000,000 shares with par value of $.01 per share shall be designated "Preferred Shares."

                  2. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the


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                       full extent now or hereafter permitted by the laws of
                       the State of Nevada.

                  FIFTH. The name and mailing address of the incorporator is Ajmal Kahn, c/o Verus Capital Corp., Suite 2000, 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3.

                  SIXTH.  Election of directors need not be by written ballot.

                  SEVENTH. The affairs of the Corporation shall be governed by a Board of Directors of not less than three (3) nor more than seven (7) persons. Election of the Board of Directors need not be by written ballot. The Board of Directors is authorized to adopt, amend, or repeal Bylaws of the Corporation (except as and to the extent provided in the Bylaws). The initial directors shall be Joel Dumaresq, Ajmal Khan, and a third person to be elected by the directors as soon as practicable. The address of the initial directors is: c/o Verus Capital Corp., Suite 2000, 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3.

                  EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal,


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administrative, or investigative (other than an action by or in the right of the
Corporation) by reason of the fact that the person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including reasonable counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a


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person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

                  NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Nevada Revised Statutes Section 78.300, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, reasonable counsel fees and disbursements). Each person who serves as a director of the corporation while this Article NINTH is in effect shall be


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deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.


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                                 STATE OF NEVADA

                               Secretary of State

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                BY RESIDENT AGENT

Corporation Trust Company, a Nevada Corporation of the address in the County of Washoe at One East First Street, Reno, Nevada 89501, does hereby accept appointment as Resident Agent for the above-named Corporation, all in accordance with NRS 78.090 and/or applicable provisions of law.

FURTHERMORE, the principal office of the Resident Agent in this State is located in the County of Washoe at

                  One East First Street
                  Reno, NV 89501

In Witness Whereof, I have hereunto set my hand this day: _______,  1999.

                                                 Corporation Trust Company

                                                 by: _________________________

                                                      its ____________________